Exhibit 99.1

Chart Industries, Inc.	GTLS	Fourth Quarter and Year 2013 Earnings Release Conference Call	February 25, 2014 10:30 AM ET

PARTICIPANTS
Corporate Participants

Michael F. Biehl – Executive Vice President, Chief Financial Officer and Treasurer, Chart Industries, Inc.
Samuel F. Thomas – Chairman, President & Chief Executive Officer, Chart Industries, Inc.
Other Participants

Jeff D. Spittel – Analyst, Clarkson Capital Markets
Igor Levi – Analyst, Morgan Stanley & Co. LLC
Eric A. Stine – Analyst, Craig-Hallum Capital Group LLC
Chase Jacobson – Analyst, William Blair & Co. LLC
Kathryn I. Thompson – Analyst, Thompson Research Group LLC
Rob Brown – Analyst, Lake Street Capital Markets LLC
Martin W. Malloy – Analyst, Johnson Rice & Co. LLC
Greg McKinley – Analyst, Dougherty & Co. LLC
Gary A. Farber – Analyst, C.L. King & Associates, Inc.
Pavel S. Molchanov – Analyst, Raymond James & Associates, Inc.
Chapman Deng – Analyst, JPMorgan Securities (Asia Pacific) Ltd.
Alex E. Potter – Analyst, Piper Jaffray, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Chart Industries, Incorporated 2013 Fourth Quarter and Year End Conference Call. After the speakers’ remarks, there will be a question-and-answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call, until Tuesday, March 4th. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events, or results, to differ materially from those expressed, or implied, in the forward-looking statements.

For further information about important factors that could cause actual results to differ materially from those expressed, or implied, in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and the latest filings with the SEC. These filings are available through the Investor Relations section of the company’s website, or through the SEC website, www.sec.gov. The company undertakes no obligation to update publicly, or revise, any forward-looking statements.

I would like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

E

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer

Thank you, Kate. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our fourth quarter and year end results. Then, Sam Thomas, will provide comments on current market and order trends we see in each of our business segments. I’ll finish up by commenting on our outlook for 2014.

We reported net income for the fourth quarter of 2013 of $23.2 million, or $0.71 per diluted share. This includes acquisition-related costs of $3.2 million, or $0.07 per diluted share, largely associated with the company’s 2012 acquisition of AirSep in our BioMedical business. This quarter also includes a $0.04 per diluted share impact associated with additional shares, taken into account for our Convertible Notes.

Our Convertible Notes require that an additional 1.9 million shares must be considered dilutive for the fourth quarter under generally accepted accounting principles, because our average market price in the fourth quarter of $105.20 exceeded the Notes’ conversion price of $69.03 and our warrants’ strike price was $84.96. As explained in prior quarters, we purchased a hedge to offset some of this dilution, but it’s considered anti-dilutive and cannot be considered in our calculation of diluted earnings per share under GAAP.

Approximately 1.2 million of the 1.9 million additional shares are covered by the hedge. The difference of about 700,000 shares represents the dilutive impact from the warrants. Although the Notes remain convertible at the option of the holders, there have been no conversions to date. Therefore, earnings per share for the fourth quarter of 2013 would have been $0.82 per diluted share, excluding this additional dilution and the acquisition-related costs. This compares to fourth quarter 2012 net income of $20.8 million, or $0.69 per diluted share. The prior year quarter’s earnings would have been $0.80 per diluted share, excluding $4.5 million of acquisition-related costs.

Net income for the year 2013 was $83.2 million, or $2.60 per diluted share. Net income for 2013 would have been $2.94 per diluted share, excluding $10.2 million, or $0.23 per diluted share of costs primarily related to acquisitions as well as a $0.11 per diluted share impact associated with the notes. This compares to net income of $71.3 million, or $2.36 per diluted share for the year 2012. Net income for 2012 would have been $2.50 per diluted share, excluding $5.9 million of acquisition-related costs.

Sales for the quarter were $304 million, which equaled the performance from a year ago. Sales for the year were $1.18 billion, another Chart record and a 16% improvement over 2012 sales. Our gross profit for the quarter was $93.8 million, or 30.9% of sales, compared with $85.5 million, or 28.1% of sales a year ago. Overall, margins were higher year-over-year, primarily due to lower acquisition-related costs.

With respect to the E&C business, sales decreased 17% to $79 million in the fourth quarter and gross margins were 30.0%, compared to 31.0% in the prior-year quarter. Sales and margins were both lower, mainly due to the large base-load LNG projects, which represented a significant share of the project mix in the quarter. This was partially offset by several emergency short lead-time projects that our brazed aluminum heat exchanger business shipped during the fourth quarter.

In D&S, fourth quarter sales increased 18% year-over-year to $164 million, driven by improved volume, led by growth in LNG equipment shipments. As in previous quarters, growth in Asia continues to outpace other regions. We also saw continued growth year-over-year in the North American LNG market during the quarter. Gross margins for D&S were 28.8%, which is lower when compared with 29.5% a year ago, due to higher mix of sales in Asia and product mix differences.

In our BioMedical business, sales declined 13% to $61 million in the fourth quarter of 2013, compared with $70 million for the same quarter in the prior year. The decline is due to lower sales of respiratory therapy equipment, the result of market restructuring amongst our customers, driven by the Medicare competitive bidding process in the U.S.

BioMedical gross profit margin improved to 37.7% in the quarter, compared with 21.5% for the same period in 2012. The improvement is due to lower acquisition-related charges in the current year, improved product mix and a stronger euro. SG&A expenses for the quarter were $49.5 million, up $1.5 million from the same quarter a year ago. The increase was due to higher employee-related costs, as we continue to hire engineers and sales personnel to address the growing LNG opportunity. SG&A, as a percentage of sales, was 16.3%, compared to 15.8% in the prior-year quarter.

Net interest expense was $4.2 million for the fourth quarter, which included $2.5 million of noncash accretion expense associated with the company’s Convertible Notes. Cash interest for the fourth quarter was just $1.7 million. Income tax expense was $9.8 million for the fourth quarter and represented an effective tax rate of 27.5%, compared to an effective tax rate of 26.7% in the prior-year quarter. The higher rate is largely due to finalizing prior year tax returns for our German entities.

I’ll now turn the call over to Sam Thomas.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you, Michael, and good morning, everyone. First, comments that apply overall to our business: We continue to perform, delivering another record year in revenue growth, led by our D&S business. Although backlog is down slightly from our third quarter backlog at $729 million, it’s up 18% from year end 2012.

With 89% year-over-year LNG-related revenue growth, we are seeing results from our continued initiative to position Chart across the entire LNG value chain. 2013 demonstrated successful execution of our growth strategy, as we received significant awards in virtually every area, including LNG supply, infrastructure and end-user applications.

In the LNG supply area, we’ve been encouraged by strong commitments from many companies for small to mid-scale LNG liquefaction in North America. As a result, we’re stepping up our efforts to meet demand. I’m pleased with the progress we’ve made in our brazed aluminum heat exchanger expansion project in La Crosse, Wisconsin, which will ramp-up through the second quarter of this year, providing additional capacity for both hydrocarbon and air separation opportunities.

In the infrastructure area, 2013 included multiple awards for LNG fueling equipment in Asia, as well as the previously mentioned award from a major oil company for 20 LNG stations here in North America.

In LNG end-user applications, we continue to see strong order and revenue growth, despite recent market debate concerning LNG versus CNG for heavy-duty trucking. Our prospective 12-liter, 400 horsepower Cummins Westport engine will now give the industry capable pilot fleet vehicles on a broader scale. Early adopters, such as major fleet truck buyers, see the long-term advantages of LNG as we do and their new fleet of over 1,000 trucks is in fact using Chart equipment and technology.

I’m also very proud of the continuing innovative work in our D&S segment as Chart products participated in the recent Black-Diamond Award received during the World LNG Fuels conference for the LNG fast-fueled ferry, the Francisco. Not only did the Chart team participate in the win for the Black-Diamond Award, Chart products were included in every project that was nominated for the award.

Finally, I’d like to thank our talented and hard-working employees for continuing to deliver the quality of products and service our customers have come to expect from Chart. Their focus and commitment to our core beliefs will continue to increase the value of our business.

I’d like to comment on specific highlights for each of our businesses. Within Energy and Chemicals, one key development in 2013 was the introduction and first orders for our standard size LNG liquefaction plants. Our ordering and quoting activity has had a step-level change in 2013 from 2012 for small to mid-scale LNG systems.

Our E&C business booked $85 million of orders in the fourth quarter, although down sequentially from $93 million in the third quarter of 2013, this still represents a solid order number for the quarter. In the fourth quarter, we had an $18 million LNG cold box order from a major oil company in North America. This followed the previously announced Stabilis and Noble orders from earlier in the year, which will continue to improve LNG availability here in North America.

We believe that we are at the beginning of the growth curve for small to mid-scale LNG liquefaction in North America, as offtake agreements are signed while major oil and gas companies are looking at opportunities to monetize natural gas assets and as a result, our quoting activity has increased.

Outside of small-to-mid scale LNG, our E&C business also continues to see good order and quotation activity for petrochemical applications. During the fourth quarter, we received a $7 million order to provide equipment for an ethylene plant and a $7 million order for a natural gas processing facility. Both of these orders are attributable to the growing abundance of shale gas available in North America. We anticipate more demand for similar projects as we move forward into 2014, based on current market projections for shale gas production and quotation activity.

We’ve made significant progress on our E&C acquisition in Wuxi, China and plan to close this transaction in the first half of this year. As a reminder, this acquisition will add manufacturing capacity for brazed aluminum heat exchangers and cold boxes for the air separation and LNG liquefaction markets in Asia.

In addition to enabling our current E&C cold box application, supplying the hydrocarbon market, to move out of our D&S Asia facility in Changzhou, increasing capacity for D&S LNG products. We also see additional opportunity to provide a full spectrum of solutions to the air separation space in Asia.

We continue to see the momentum that shale gas development is having in North America, the recent announcements regarding LNG export terminals, government approvals for these projects allows us to remain optimistic about the future, as these projects take advantage of the technology that Chart offers from the natural gas processing plants upstream to the LNG plants and distribution equipment downstream.

Moving on to D&S, or our Distribution and Storage business, we booked orders of $146 million in the fourth quarter, which is down 33% from our third quarter orders of $219 million. However, the third quarter included a PetroChina award in excess of $50 million as well as the North American award for 20 LNG fuel stations.

We’ve had an outstanding year in our D&S Asia operations with 66% revenue growth year-over-year. LNG accounted for a majority of the growth as we continue to fulfill the needs of the infrastructure and mobile equipment roll-out in China. Our commitment to innovation, quality and safety, is enabling us to win orders over local competitors.

Further to our commitment to LNG in Asia, we are pleased to announce an $80 million greenfield expansion in Changzhou, China, that will significantly increase our capacity for the LNG markets. The expansion will commence during the second quarter and we expect it to support continued revenue growth in 2015 and beyond. This expansion is expected to ultimately, more than double our current capacity in Changzhou.

We’re seeing strong LNG quotation activity in China and these support our bullish view of the market there going forward. In North America, we saw double-digit order growth, as LNG and our food and beverage segments both performed well. We also saw a 45% increase in orders in Europe during 2013, relating to both LNG and our mobile equipment product lines. European environmental regulations are spurring the pursuit of LNG conversions, particularly in marine applications.

In our BioMedical segment, orders of $56 million were down 3%, compared to $58 million in the third quarter. As Michael mentioned, orders for respiratory equipment in the fourth quarter remained weak, as market restructuring and consolidation amongst our customers in the U.S. due to Medicare competitive bidding, impacted our order intake.

We anticipate the impact from this process to moderate over the first half of 2014 as the market stabilizes. Our cryobiological cold storage orders rebounded nicely from the third quarter where the U.S. government shutdown and a weak spending on medical research in Europe weakened demand. Asia’s continuing focus on life science-related activities will continue to lead demand growth globally.

Onsite gas generation orders for the quarter were down compared to the third quarter as project award timing impacted the quarter. We anticipate growth in this market, driven particularly by the environmental benefits of our wastewater processing technology and have dedicated more resources to grow this space.

Finally, as we mentioned in the third quarter, our AirSep acquisition has now been a part of Chart for over a year and our restructuring and integration efforts are resulting in improved operating results.

Michael will now provide you with our outlook for 2014.

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Sam. 2013 continues our string of record orders and sales and we entered 2014 with a substantial order backlog. LNG-related sales provided significant growth in 2013, and we expect that growth to continue, albeit at a slower pace given recent developments.

In Asia, we see the market picking up after the recent pause, and as Sam mentioned, we will continue to invest for the future as we believe in the long-term growth of LNG. Beyond LNG, we see continued growth in the petrochemical, air separation, industrial gas, healthcare, life sciences and environmental markets we serve.

Sales for 2014 are expected to be in a range of $1.3 billion to $1.35 billion and diluted earnings per share are expected to be in a range of $3.10 to $3.50 per diluted share, on approximately 30.7 million weighted average shares outstanding and an estimated effective tax rate of approximately 30%. This excludes any potential dilution impact from the Convertible Notes.

I should point out that we expect stronger momentum in the back half of the year, when we expect the impact of prior year gas price increases in China and delays in North America LNG infrastructure development to be increasingly behind us.

We’d now like to open it up for questions. Kate, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION
Operator: Thank you. Our first question comes from the line of Jeff Spittel with Clarkson Capital Market. Your line is open.

<Q – Jeff Spittel – Clarkson Capital Markets>: Thanks. Good morning, Sam and Michael.

<A – Michael Biehl – Chart Industries, Inc.>: Morning, Jeff.

<A – Sam Thomas – Chart Industries, Inc.>: Morning, Jeff.

<Q – Jeff Spittel – Clarkson Capital Markets>: Maybe if we could start with the Chinese LNG business. Could we just get a refresher on how big it is today? And then, maybe a ballpark growth rate? And it sounds like it’s going to be pretty broad based in terms of what the growth dynamics or drivers are going to be.

<A – Sam Thomas – Chart Industries, Inc.>: Yes. It represents something just short of $200 million in sales for D&S, or a total probably 30% of our sales, including the E&C and D&S portion. In terms of growth rate, we’re forecasting a moderation from the over-60% growth rate we experienced in 2013, but over a longer period of time, looking out three years or four years, expecting growth rates in excess of 30%.

<Q – Jeff Spittel – Clarkson Capital Markets>: Yeah. That’s very helpful. And I heard you mention some order opportunities related to shale gas and petrochemicals in North America. Is $5 million to $10 million what we should expect a typical order to look like related to that business? Or is there potentially some larger stuff looming out there a little bit further down the road?

<A – Sam Thomas – Chart Industries, Inc.>: In terms of our quotations, the project sizes are in the $2 million to $25 million range, so your assumptions of typical order sizes are not far off.

<Q – Jeff Spittel – Clarkson Capital Markets>: Okay. Thanks very much, guys. I’ll turn it back.

Operator: Our next question comes from the line of Igor Levi with Morgan Stanley. Your line is open.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Good morning.

<A – Sam Thomas – Chart Industries, Inc.>: Morning, Igor.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: You mentioned a slower than expected LNG infrastructure build-out in North America. I was just wondering if you could quantify that, and how does the growth in the U.S. LNG business for 2014 compare to the 15% to 20% growth expectations out of China?

<A – Sam Thomas – Chart Industries, Inc.>: Based on our backlog and deliveries scheduled in 2014, the U.S. probably sees comparable growth in double-digits to mid-20s growth in 2014. I think in terms of moderating the expectations we’re slower, many market participants, ourselves included, had anticipated more orders in the latter part of 2013, early 2014, which have been slower coming forward than anticipated.

We do think that we are seeing good reference cases established and being brought into production, which will encourage demand going forward, respective to the fundamental economics, the macro drivers are well placed for that. So it’s a bit of order receipt timing in the area we have the greatest challenge in forecast.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: And is this mostly out of the tank side? Or the liquefaction side? Or both?

<A – Sam Thomas – Chart Industries, Inc.>: It’s across all of the LNG markets. Our belief is that the market growth is constrained by lack of merchant LNG availability currently. As those liquefiers come on stream, it will create more confidence for the downstream distribution equipment and vehicle equipment.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Great. Thank you. I’ll turn it over.

Operator: Our next question comes from the line of Eric Stine with Craig-Hallum. Your line is open.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hi, Sam. Hi, Michael.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning, Eric.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Clearly, there’s a lot of concern, or discussion, about China and with your expansion you’re clearly more optimistic. Just curious if you could provide some details, what you’re seeing in the market? Your quotation activity, sounds like it’s very good, but just the thinking that second half is when things pick up?

<A – Sam Thomas – Chart Industries, Inc.>: There has clearly been no slowdown in the pace of building liquefiers in China, or in the pace of adding storage capacity for contracts to import LNG. That, coupled with the increasing air pollution issues throughout China and the air pollution discussion, being at probably one of the top priorities for the Chinese government. When our people are in China now, topic number one for discussion, is how do we improve air quality?

Based on those comments, our quotation activity with end-users, including both the national oil companies building out LNG infrastructure, a growing number of private companies building LNG infrastructure and discussions with the truck manufacturers and fleet operators, we have confidence that the market will continue to grow and that it’s prudent and a value enhancer to our company to have production capacity in place.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Got it. That is helpful. Maybe along those lines, just any color on where things stand with PetroChina? I know a little bit of a pause, just given some internal things that were going on there. And then, just taking it another step, in the past, you’ve talked about the progress that you’ve made with a number of the other operating segments within PetroChina and just where that stands? What that potentially means for future orders?

<A – Sam Thomas – Chart Industries, Inc.>: We continue to execute and deliver fuel stations to PetroChina and commission them successfully. PetroChina has had significant management changes at senior levels and is undergoing some re-organization, so the comments we get from them are that the pause in significant new orders is likely to last through the first half of the year at least, but they are also looking to operating experience and uptake of LNG from those facilities to guide the area where they invest further.

Several of the other standalone oil companies are stepping into this phase as well as we’re seeing increase in activity from entrepreneurs, or smaller independents, growing their participation in the space. So we don’t look to PetroChina for significant short-term orders, but we have lots of activity with others.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Got it. And you do expect PetroChina over the long-term that they’re certainly a big opportunity for you?

<A – Sam Thomas – Chart Industries, Inc.>: Yes.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. And last one for me, maybe just switching to small and midscale liquefaction in North America. I know Stabilis, they’ve recently been talking about getting close to identifying a second and third site, I think in the Bakken and the Permian, using your modular system. Just any thoughts on potential order timing there? Thanks a lot.

<A – Sam Thomas – Chart Industries, Inc.>: Very challenging to call and competitively sensitive for us and them.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Thanks.

Operator: Our next question comes from the line of Chase Jacobson with William Blair. Your line is open.

<Q – Chase Jacobson – William Blair & Co. LLC>: Hi. Good morning. Thanks for taking my questions. Michael, first, I think last quarter and then this quarter in E&C, you had mentioned delayed shipments. Can you quantify that? And are those expected to ship in 2014?

<A – Michael Biehl – Chart Industries, Inc.>: Well, the projects have pushed out in terms of the large base-load LNG projects. We really didn’t have any delays per se in this quarter. We did in the third quarter, in terms of customer changes, but under percentage of completion as your cost estimates increase, it does reduce the percent that you’ve been recognizing in a quarter.

So with the changes that we made in the third quarter of those estimates for those projects, it increased the cost structure for this year and also, into next year and it does push out that revenue recognition a bit for each quarter.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. And then, outside of those and outside of the China D&S growth, which is quantified, how much of the anticipated revenue growth in 2014 comes from what’s in backlog now versus work that you expect to book and ship during the year? And if there’s anything that you can quantify for upside or downside risks to that, it’d be great.

<A – Sam Thomas – Chart Industries, Inc.>: Within E&C, the majority of the work, something over 70% is in backlog and will be delivered in 2014. So the elements of impact of orders received in the first half is muted for E&C. Impact of orders received in the second half is fairly small for converting into sales or operating income. In D&S, the average lead time is something like the six-month timeframe, so it’s roughly 50/50 backlog versus orders received. In BioMedical lead times are less than one month. So backlog is a six-week effort. So it’s primarily orders received for BioMedical.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. And just one more on the guidance. Just trying to get a better sense of what’s going on with the – what different moving pieces are with the profitability, because you have 10% to 15% revenue growth, but lower earnings growth. So is this a mixed impact? Is it because of the investments that you’re making? Is it because of competition? Can you just walk us through that a little bit?

<A – Michael Biehl – Chart Industries, Inc.>: Chase, it’s probably all of the above, but the large base-load LNG projects that are flowing through in 2014 in Energy and Chemicals makes up about 45% of the revenues [of E&C’s Systems business] and those are, in terms of gross margins, significantly lower than the average margin in E&C. The other thing that we’ll have going on is the ramp-up of the fourth furnace for the brazed aluminum heat exchanger facility that has an impact.

<A – Sam Thomas – Chart Industries, Inc.>: You referenced EPS growth, I think, as why was that mitigated. There’s also an income tax impact related to R&D tax credits, which was booked in 2013, which is actually an impact from both 2012 and 2013, because it was granted after of the close of the 2012 fiscal year, that impact is absent in 2014, because the tax credit expired, although there is discussion of it being reinstated retroactively later in the year, 2014, so that’s not reflected in our EPS forecasting.

<A – Michael Biehl – Chart Industries, Inc.>: And if it was reinstated retroactively, it’d be about a $1 million net income impact estimated.

<Q – Chase Jacobson – William Blair & Co. LLC>: Right. Okay. I’ll hop back in queue. Thanks.

Operator: Our next question comes from the line of Kathryn Thompson with Thompson Research Group. Your line is open.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Just a follow-up on E&C. Just a little bit more color in the mix, talk about your large base-load projects carry incrementally lower gross margin, but two points: What is the percentage of that backlog today versus how does this compare over the previous two years? And then, what is the differential in gross margins for these type of projects versus others in the backlog mix?

<A – Michael Biehl – Chart Industries, Inc.>: It’s lower in the current year, in terms of what’s in the backlog, so 45% of what’s coming out of E&C [Systems business] will be related to these large base-load projects. It was a little bit higher in 2013 and would have been higher likely in the prior year to that because we had more projects in process. Originally, we had six large-scale boxes in process and we’re down to three now.

In terms of quoted margins, these projects were in the teens compared to our standard margin, or our average margin in Energy and Chemicals. So they are significantly lower and because of the run-up in hours, welding hours, in our New Iberia facility, higher than we had anticipated. And also, the higher labor rate in the Gulf has driven those margins down even further from where they originally quoted in the, on average, 10% range gross margin.

So we’re moving forward, there’s potential for improvements in execution, but we think we’ve built everything in when we adjusted it the third quarter, it automatically adjusted our fourth quarter, on percentage completion and it also, because they go into 2014. And as I said, the 45% of revenues [for E&C Systems] is just a margin profile in 2014 for Energy and Chemicals.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Great. And just one point of clarification. When you were discussing earlier the delta between the top line growth and the bottom line growth, I appreciated that. But you also referenced just having a large base-load projects and you said 45% of your revenues – affecting margins down. Just maybe help me understand the disconnect, if the percentage of those projects are lower this year versus the previous two years, where is the margin compression coming from?

<A – Michael Biehl – Chart Industries, Inc.>: Well, the estimated margin in prior years for these projects was higher. That was coming out of backlog and because it’s on a percentage of completion, if you have a cost overrun you adjust them in the year, or in the quarter, when those estimates come about. So we did that in the third quarter and made those adjustments, which drove the margins down to a lower level than what they had been recognized in 2012 and 2013 took the hit on those. And then, we had to factor those into 2014. So the margin profile in 2013 was even lower than that 10% rate that I gave you in 2014. The estimated as to complete margins on average.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. I think that helps. Thank you so much.

Operator: Our next question comes from line of Rob Brown with Lake Street Capital. Your line is open.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good morning. And not to beat a dead horse here, but the E&C margin, when do you see that recovering? Is that late in 2014? Or can you get back to that high 20s by then? Or is more of a 2015.

<A – Michael Biehl – Chart Industries, Inc.>: Rob, I think it’s 2015. We’ll have one project left in backlog but it’ll ship in the first half of 2015, I believe. So we’ll have worked a lot of it through in 2014. Again, there’s opportunities for execution improvements, but we think we’ve built, right now, the full load into our earnings estimate that we’ve put forth. Where we’re currently at and what we see going forward.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Thanks. Okay. Good. And then, Sam, I think you mentioned some new market activity in the marine area. So what are you seeing there? And is it mostly Europe at this point? Or do you see it in North America as well?

<A – Sam Thomas – Chart Industries, Inc.>: It’s worldwide, in terms of the activity. It’s been concentrated, I would say, at river coastal transportation, but there’s significant quotation activity, both for vessel tanks, as well as bunkering solutions, both fixed land based and barge-based bunkering solutions. And we’ve had an announcement in the fourth quarter of a bunkering barge and power source for cruise ships on inland rivers in Europe, but there’s also similar projects with work boats in cruise ships in the U.S. and China.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. Thank you. I’ll turn it over.

Operator: Our next question comes from the line of Martin Malloy with Johnson Rice. Your line is open.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Good morning.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: When will the new La Crosse, Wisconsin plant be operating at full capacity?

<A – Sam Thomas – Chart Industries, Inc.>: The building is finished, equipment is being installed, we’re starting to ramp-up production. Utilization at full capacity is dependent on order generation. But likely during the year 2015. It’s a significant capacity expansion. We don’t anticipate that available capacity being filled up immediately. It’ll take time to ramp-up the workforce and develop full utilization of that capacity.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Okay. And then, just to clarify in terms of the shipments for the cold boxes, is the APLNG project cold box, so are they still expected to ship first half of this year and Wheatstone first half of next year?

<A – Michael Biehl – Chart Industries, Inc.>: Yeah. We’ve shipped one of the APLNG projects and one will ship sometime, we believe, in the first half of this year. That project is about 92% complete. The Wheatstone boxes, one will ship in 2015 and one, we believe, towards the end of this year. That project is at about 40% complete, in terms of percentage of completion.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Okay. And could you talk about, in China, any inroads that you’ve made with other large customers over there like Sinopec or CNOC.

<A – Sam Thomas – Chart Industries, Inc.>: I’d prefer not to, because of the competitive sensitivity.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Okay. Thank you.

Operator: Our next question comes from the line of Greg McKinley with Dougherty. Your line is open.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yeah. Thank you. You guys talked a little bit about what gives you confidence in China growth improving in the second half. Part of what you said was, you’re seeing strong liquefier construction continue, as well as storage capacity development for imported LNG. So if that’s unchanged, I’m wondering is there, with the benefit of hindsight looking over the last six months or so, is there an emerging catalyst that you can see that will cause those two factors to trip the market back into growth? Is it maybe anticipated repricing of natural gas versus diesel? Or anything in particular that is tangible and measurable, that would re-accelerate that?

<A – Sam Thomas – Chart Industries, Inc.>: Perhaps the strongest, is that during 2014 the emissions requirements are tightening for diesel vehicles. And that requires, number one, the availability of low-sulfur diesel fuels in order to use more advanced particulate traps and catalytic converters on those vehicles, which will be more expensive than current diesel which has higher sulfur content, number one. And number two, as that low-sulfur diesel is available, the manufacturers will be required to provide the additional catalytic converters on new vehicles sold, which will also increase the price of a new diesel versus an LNG or natural gas vehicle. So that is the prime catalyst. It scheduled to being fully invoked early in 2014. But in China, timing is affected by the actual availability of fuel and the vehicles. So the timing is, as to how quickly it rolls in during 2014, is not fully transparent.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you. And then, do you have any insights – I know there was some talk about potential rewidening of that price spread between natural gas and diesel in China, that also could be a contributor. Is there any more intelligence coming out of the China market indicating when and if that’s likely to happen?

<A – Sam Thomas – Chart Industries, Inc.>: Not with any clarity.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yeah. Okay. Now, regarding your planned China expansion, so an $80 million investment. I think you indicated that over time, I forgot what you said in terms of actual capacity expansion, it’s going to ultimately double your China capacity. Over what period of time will that money be invested? And how should we think of that doubling? What portion of that is going to occur likely this year versus in the future?

<A – Sam Thomas – Chart Industries, Inc.>: A relatively smaller portion, we indicated earlier in the call what we anticipated the growth to be in China. So a relatively small portion during 2014. We expect the facility to be operational in 2015. The timing of the full $80 million investment is going to be dependent on market evolution and orders in particular, but to a lesser extent, order prospects. It could be as much as a two-year period, potentially longer if the development is slower than we anticipate. And I think a reasonable guideline as to what we anticipate that capacity to be capable of, is for these products we generally look at $1 of an investment being worth roughly $4 in sales.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you. And then, I wonder if there’s any thoughts you can share regarding the one we haven’t talk about yet, BioMedical? How much of your outlook for 2014 contemplates some of these transition issues in the U.S. market stabilizing or even recovering? I just want to get the sensitivity of your guidance to that?

<A – Sam Thomas – Chart Industries, Inc.>: I would say that our guidance does not require dramatic improvements in the market. Our improvements are largely driven by improvements in warranty experience and in continuous improvement activities that will improve our margins, as opposed to getting a significant lift in volume.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you.

<A – Michael Biehl – Chart Industries, Inc.>: You’re Welcome.

Operator: Our next question comes from the line of Gary Farber with C.L. King. Your line is open.

<Q – Gary Farber – C.L. King & Associates, Inc.>: Yeah. Thanks. Can you also talk about, at the midpoint of your sales guidance, either as a percentage of revenue or as absolute dollars, how you think about your SG&A?

<A – Michael Biehl – Chart Industries, Inc.>: SG&A will probably be in the 16% range in terms of sales for 2014. That’s where we would target.

<Q – Gary Farber – C.L. King & Associates, Inc.>: Right. Great. Okay. And then, just back on the E&C for a second, are you saying, you’re thinking mid 20% range for gross margins for that business in fiscal 2014?

<A – Michael Biehl – Chart Industries, Inc.>: Well, no. Gross margins will be around 28% for E&C, but embedded in there is these LNG projects, which otherwise, the margins would be closer to probably 31% to 32% gross margins.

<Q – Gary Farber – C.L. King & Associates, Inc.>: Right. Great. Okay. And then, D&S will year-over-year move down?

<A – Michael Biehl – Chart Industries, Inc.>: No. D&S will stay about same, in 28% to 29% range we expect.

<Q – Gary Farber – C.L. King & Associates, Inc.>: Okay.

<A – Michael Biehl – Chart Industries, Inc.>: So if China were to ramp-up more rapidly, say in the second quarter, because of the lower margin profile over there would have an impact on D&S, but right now in our forecast is in the 28% to 29% range.

<Q – Gary Farber – C.L. King & Associates, Inc.>: Right. Great. Okay. Thanks.

Operator: Our next question comes from the line of Pavel Molchanov with Raymond James. Your line is open.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Hey, guys. Thanks for taking the question. If I ask about capital intensity, what did CapEx end last year at? And what do you think your total spend is going to be in 2014?

<A – Michael Biehl – Chart Industries, Inc.>: Pavel, it was about $73 million in 2013 and that includes the expansion project that’s still going on for Energy and Chemicals for the brazed aluminum heat exchangers. In 2014, factoring in this China expansion, it’d be somewhere between, we believe, $60 million and $90 million, in terms of CapEx. And that’s looking at maybe a 50% spend potentially on the $80 million expansion that we have in China. But it’s early on yet in that project.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Right. So you guys went from $22 million of CapEx in 2011 to potentially four times that this year. Is this the peak? Do you anticipate spending tapering into 2015? Or do we have a few more years of this?

<A – Michael Biehl – Chart Industries, Inc.>: It depends upon the market. If we see, for example, on the marine side for LNG going forward, we would be looking at spending more CapEx potentially expanding, looking for a facility close to the water to manufacture LNG ship tanks. So it really depends upon the market.

If you stopped and said, well, this is the end of expansion, which we don’t think it is, it would normalize probably in 2016, because if we continue to go forward with the Chinese expansion and the market rebounds, we’ll spend another $40 million on that expansion next year potentially, to build out.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Okay. Fair enough. Appreciate it.

Operator: Our next question comes from the line of Chapman Deng with JPMorgan. Your line is open.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Hi. Good morning. I have a question regarding the China expansion. I’m not sure anyone ask that before. So basically, may I know the capacity for the new facility? And may I know what kind of product you’re going to produce in new facility? And if possible, can you actually share us with the capacity detail for each individual products? Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: I think I’ve covered previously the broad outlines of the project. It’s for Distribution and Storage equipment, both station tanks, as well as vehicle tanks.

<A – Michael Biehl – Chart Industries, Inc.>: And it doubles roughly our capacity, when it’s ultimately completed, of what our current capacity is.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Okay. Thank you.

Operator: Our next question comes from the line of Alex Potter with Piper Jaffray. Your line is open.

<Q – Alex Potter – Piper Jaffray, Inc.>: Hey, guys. Was wondering if you could comment a bit on the competitive landscape right now in China? If you’ve got a slowdown in orders market-wide and people expanding capacity, have you seen any shift in market share or pricing pressure recently as a result of that?

<A – Sam Thomas – Chart Industries, Inc.>: Pricing pressure is always intense in China. I think that, in general, the movement in China over the past two years has been to customer expectations of higher quality and higher reliability, which has driven price points to stabilize or move up. But China has been and continues to be, a competitive market. I believe we’re generally improving our competitive position.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. And would you say that same mentality, that focus on quality over price, is valid for these smaller “entrepreneurial” or independent station developers?

<A – Sam Thomas – Chart Industries, Inc.>: There is a continuum of quality capability available across the Chinese market. We are positioned at the high end, in terms of quality and reliability and we’re seeing more customers come to us. I don’t think that ever means, in China, that entrepreneurs will stop operating.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. Was wondering if we could shift over to LNG truck tanks in North America? Can you give a unit number of how many you produced in 2013? And then, how many you expect to produce in 2014.

<A – Sam Thomas – Chart Industries, Inc.>: It was on the order of 1,500 units in 2013; expect to see a significant increase in 2014.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. And is it, generally speaking, accurate to say that there’s about two of those tanks per truck?

<A – Sam Thomas – Chart Industries, Inc.>: There’s either one or two tanks. The majority of long-haul trucks, Class A trucks, would get two tanks.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. Very good. And then, my last question. What do you estimate your market share being in those truck tanks in North America? Thanks.

<A – Sam Thomas – Chart Industries, Inc.>: We’re the primary supplier of truck tanks for the North American market.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. Appreciate it. Thank you.

Operator: Our next question comes from the line of Greg McKinley with Dougherty. Your line is open.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yeah. Thank you. I just wanted to see if we could get a little additional details on the LNG revenue disclosures? So you said that increased 89% from 2012 to 2013. I’m wondering if you could share with us what those dollars were? And if so, could you even maybe give us some visibility between E&C and D&S?

<A – Michael Biehl – Chart Industries, Inc.>: Greg, it’s about 80% increase in D&S and it’ll be disclosed in our 10-K that we file this afternoon.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you.

Operator: And our next question comes from the line of Chapman Deng with JPMorgan. Your line is open.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Hi. Just a follow-up question on your China operation. Can you share us the 2013, your source vendor in China for the truck tanks, as well as the LNG refueling station? Can you share us the source vendor? Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: We don’t split out those specific numbers for China, based on competitive sensitivity.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Okay. Thank you.

Operator: And I’m not showing any further questions at this time. I’d like to turn the call back over to Sam Thomas for closing remarks.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you. As we’ve discussed on the call, we continue to see developments in the LNG market on a global basis. We’re committed to meet that demand with capacity additions in both La Crosse, Wisconsin and Changzhou, China for D&S projects, as well as capacity expansions we’ve made in the previous year. We think we’re very well positioned to be able to serve the market very effectively with high-quality products and quick lead times to meet the demand as it grows.

In North America, on-road LNG infrastructure build-out continues at a modest pace compared to some of the estimates we’ve seen earlier in the year and our hopes, but we still see opportunities for major fleet buyers to make commitments to test and understand the benefits that LNG provides and that we believe that market will continue to evolve and grow. We believe that the marine and rail markets will continue to move forward to switching to LNG fuel as a diesel replacement based on environmental and compelling economic arguments.

New commitments by customers are still required in all areas and this will take time to develop. We remain very optimistic and continue to position the company with a flexible platform, dedicating to serving our customers within our data solutions. We will focus on capacity planning, project execution and operational excellence, because we fully recognize that in order to make the investments we are making, we have to be profitable and continue to generate significant positive cash flow.

We do have a focus on profitable growth of our business. We think we’re handling that balance effectively of providing additional capacity to grow a very exciting market opportunity, while continuing to maintain a conservative fiscally-appropriate balance sheet.

With that said, we think that the opportunities for the future are very strong and we look forward to serving our existing industries and the newly developing LNG industry a long time into the future. Thank you, everyone, for listening today. Bye.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a good day.